AMENDED CHARTER OF
                 THE FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
                         OF CHARYS HOLDING COMPANY, INC.

     1.     Purpose.  Acting  pursuant  to  Section  141 of the Delaware General
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Corporation  Law  and  Section 3 of the Company's Bylaws, the Board of Directors
has established a Finance Committee for the purpose of overseeing all areas of corporate finance for the Company and its subsidiaries, including capital structure, equity and debt financings, capital expenditures, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities.

     2.     Membership.  The  Committee  will  consist  of  a  minimum  of three
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members  of  the  Board  of  Directors, the majority of whom shall meet the same independence and experience requirements of the Audit Committee of the Company and the applicable provisions of federal law and the rules and regulations promulgated thereunder and the applicable rules of The Nasdaq Stock Market. The members of the Committee are recommended by the Nominating and Corporate Governance Committee and are appointed by and serve at the discretion of the Board of Directors.

     3.     Responsibilities.  The  Finance  Committee  shall be responsible for
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reviewing  with  Company  management,  and shall have the power and authority to approve on behalf of the Board of Directors, any and all strategies, plans, policies and actions related to corporate finance, including the following:

          (a) Capital structure plans and strategies and specific equity or debt financings;

          (b) Capital expenditure plans and strategies and specific capital projects;

          (c) Strategic and financial investment plans and strategies and specific investments;

          (d)  Mergers,  acquisitions  and  divestitures;

          (e) Cash management plans and strategies and all activities relating to cash accounts and cash investments portfolio, including the establishment and maintenance of bank, investment and brokerage accounts; and

          (f) Plans and strategies for managing foreign currency exchange exposure and other exposures to economic risks.

     Notwithstanding the power and authority of the Committee to act on behalf of the Board of Directors with respect to such matters, the Committee, in its discretion, may submit any such matter, along with its recommendation with respect thereto, to the full Board of Directors for consideration and approval.

     4.     Authority.  Any  action  duly  and  validly  taken  by the Committee
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pursuant  to  the power and authority conferred under this Charter shall for all purposes constitute an action duly and validly taken by the Board of Directors and may be certified as such by the Secretary or other authorized officer of the Company.

     5.     Meetings and Reports.  The  Committee shall hold regular meetings at
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least four times each year generally in conjunction with the regularly scheduled meetings of the Board of Directors, and such special meetings as the Chair of the Committee or the Chairman of the Board may direct. The Committee shall maintain written minutes of its meetings, which will be filed with the minutes of the Board of Directors. At each regularly scheduled meeting of the Board of Directors, the Chair of the Committee shall provide the Board of Directors with a report of the Committee's activities and proceedings.

                                   By   Order of  the  Board  of  Directors,


                                   By
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                                        Billy V. Ray,  Jr.,  Chief  Executive
                                        Officer

Dated  June  21,  2006.